Exhibit 23.1

N   O   V   A        R   E   S   O   U   R   C   E ,       I   N   C.
CERTIFIED PETROLEUM  GEOLOGISTS   *REGISTERED PROFESSIONAL ENGINEERS*   CERTIFIED PETROLEUM GEOPHYSICISTS
Oil & Gas Exploration  and  Production  *  Certified   SEC   Reserves   Valuations

P. O. Box 743324
Dallas, Texas 75374
Tel/Fax(972)530-3930
novapet@tx.rr.com

August 14, 2012

Alamo Energy Corp.
10575 Katy Freeway, Suite 300
Houston, Texas 77024
(832) 436-1832

RE:  “Certified SEC Reserves Report and Economic Valuation of Alamo Energy Corp. Oil and Gas Properties located in Kentucky and Texas” report dated July 30, 2012.

CONSENT OF TECHNICAL REPORT AUTHOR

Nova Resource, Inc. does hereby consent to the written disclosure of unmodified extracts of Nova’s technical report titled “Certified SEC Reserves Report and Economic Valuation of Alamo Energy Corp. Oil and Gas Properties located in Kentucky and Texas” dated July 30, 2012 (the “Technical Report”) within the Annual Report on Form 10-K of Alamo Energy Corp.

We, Nova Resource, Inc. and its officers, do hereby state that Nova Resource, Inc. and its officers generated the Technical Report and that Nova Resource, Inc. believes that the Technical Report states fairly and accurately the information in the Technical Report.

Nova Resource, Inc.

/s/ Joseph V. Rochefort
Joseph V. Rochefort
President
P.O. Box 743324
Dallas, Texas 75374